STATE OF WASHINGTON
DEPARTMENT OF NATURAL RESOURCES
Brian J. Boyle
Commissioner of Public Lands
Olympia, Washington 98504


HARBOR AREA LEASE NO.22-090038

     BY THIS LEASE, by and between the STATE OF WASHINGTON, acting by and through the Department of Natural Resources, hereinafter called the Lessor, and TODD SHIPYARDS CORPORATION, a New York Corporation, hereinafter called the Lessee, the Lessor leases to the Lessee on the terms and conditions as hereinafter set forth, the following described harbor area situate in king county, Washington, to wit:

       That Portion of the northeast quarter of Section 12, township 24 North, Range 4 East, W.M., King County,
Washington, being that portion of the West Waterway further described as follows:

       Beginning at the northwest corner of Block 404, Seattle Tide Lands, said corner being the true point of beginning; proceed S 76 4213 W along the inner harbor line a distance of 128.44 feet to the pierhead line; thence N 00 00 E along said pierhead line a distance of 616.53 feet to outer harbor line as it existed prior to April 1969; thence N 76 42 13 E along said outer harbor line a distance of
128.44 feet to the east line of the West Waterway; thence S 0 00 00W along said east line a distance of 616.53 feet to the true point of beginning. The above described premises contain 77,006 square feet, more or less.

                            SECTION 1 OCCUPANCY

1.1   Term   This lease shall commence on the 1st day of
September 1986 and continue to the 1st day of September
2003.

                          SECTION 2 USE OF PREMISES

2.1   Permitted Use.   The Lessee shall have use of the
leased premises for the purpose of moorage of boats and ships, and maintenance and operation of piers and dry-docks used in connection with Lessees ship construction and repair business. The lease premises and Lessee-owned improvements thereon shall be shown on the exhibit and approved by the
Lessor: Exhibit A - drawing entitled Harbor areas Leases and Waterways permit - Todd Drawing Y - 114-60 prepared by Lessee on March 18, 1983, a copy of which is on file with Lessor.

                           SECTION 3 PAYMENT

3.1   Rent.
      (1)  Annual Rent.   Initial annual rent in the amount
of $9,402.00, and subsequent annual rent, as determined by the Lessor in accordance with chapter 221, Laws of 1984( RCW
79.90.450 - .902) or as amended by subsequent legislation, is due and payable in advance by the lessee to the Lessor and is the essence of this lease, and is a condition precedent to the continuance of this lease or any rights thereunder. Payment is to be to the Department of Natural Resources, Olympia, Washington 98504
      (2) Inflation adjustment. after payment of the initial rent, annual rent shall be adjusted each year thereafter according to the change in the Producer Price Index, as provided by regulations of the Department of Natural Resources.
      (3) Interest Penalty for Past Due Rent Balances. A one percent charge, per month, shall be due to the Lessor, from the Lessee, on any rent balance which is more than thirty days past due.

3.2   Leasehold Tax.   The lessee shall pay to the Lessor at
Olympia, Washington 98504, the leasehold tax, if applicable, as set forth in chapter 61, Laws of 1976, 2nd Ex. Sess., or as may be amended. The tax shall be due and payable at the same time the rental charged herein is due and payable. Failure to pay said tax when due and payable shall be considered a breach of the provisions of this lease and the Lessor shall be entitled to all remedies they are entitled to by law, and the remedies provided herein for a breach of a Provision of this lease. Any delinquent taxes shall be a debt to the lessor and in the event the Lessor is subject to any penalties or interest because of the failure of the Lessee to pay such taxes, such penalties and interest shall be payable by the Lessee to the Lessor and shall be considered a debt to the Lessor. In the event the Lessor suffers any cost of whatsoever nature, including attorney fees, or other cost of litigation in collecting said tax, such cost shall be payable by the lessee and shall be considered a debt due and owing to the Lessor by the Lessee.

3.3   Revaluation of Rent.   The lessor shall at the end of
the first four year period of the lease term and at the end of each subsequent four year period of lease term, determine the annual rental in accordance with RCW 70.90.480 or as amended by subsequent legislation.

             SECTION 4  RESERVATIONS AND CONDITIONS OF USE

4.1   Discrimination.    The Lessee covenants and agrees
that in the performance of this lease agreement, the Lessee shall conduct its activities in a manner that will assure fair, equal and non-discriminatory treatment of all persons regardless of race, creed, sex, marital status or ethnic origin. Notwithstanding any exemption contained in state or federal law, the Lessee shall comply with all federal and state laws, rules or regulations concerning hiring and employment and assuring the service of all patrons, customers, members or invitees without discrimination as to any persons race, creed, sex marital status or ethnic origin.

Non compliance with this clause by the Lessee shall constitute a breach of this lease and the Lessor may initiate appropriate formal or informal actions to assure compliance or may, at its discretion, terminate this Lease upon thirty days notice to the Lessee setting forth the claimed violation or violations and giving the Lessee a right to appeal to the Commissioner of Public Lands for a contested case hearing in accordance with the State administrative procedures Act (RCW 34.040

4.2   Improvements.   No improvements in addition to those
authorized by the permitted use clause herein, shall be placed upon the harbor area without the prior written authorization of the Lessor. authorized improvements constructed or placed on the leased premises during the term of this lease by Lessee, unless otherwise specified, are the property of the Lessee. Upon the cancellation or expiration of this lease, the Lessee agrees to sever, remove and dispose of these improvements on the premises designated by the Lessor with in six months from date of termination or expiration. In those cases where the Lessor requires removal of improvements and such action is not by the Lessee, the Lessee agrees that the Lessor may remove such improvements and charge the Lessee for cost of removal and disposal. All improvements allowed to remain on the area herein described, upon termination or expiration of this lease, shall be the property of the lessor.

4.3   Unauthorized Improvements.   All improvements made on
or to the premises without the written consent of the lessor shall immediately become the property of the Lessor. The Lessor may, at its option, require the Lessor to remove and dispose of any or all improvements, and in those instances where such action is not taken by the Lessee, the Lessor may remove such improvements, charging the Lessee for the cost of the removal and disposal, and cancel the lease..

4.4   Entry.   the lessor shall have access to the premises
at all reasonable times for the purpose of securing compliance with the terms and conditions of this lease.

4.5   Access.   The Lessor reserves the right  of access to
and across the leasehold premises for all purposes and further reserves the right to grant easement and other land uses on the premises to others when the easement or other land uses applied for will not unduly interfere with the use to which the Lessee is putting the premises or interfere unduly with the approved plan of development for the premises. No easement or other land uses shall be granted to third parties until payment for damages to the leasehold have been paid to the Lessee or a waiver of damages is signed by the Lessee.

4.6   Restrictions on Use.   In connection with use of the
premises, the Lessee shall:
        (1) Conform to applicable laws, regulations, permits, or order of any public authority affecting the premises and the use thereof, and correct at the Lessees own expense and failure of compliance created through the Lessees fault or by reason of the Lessees use.
        (2) Remove no valuable material without prior written consent of the Lessor.
        (3) Not make, or suffer to be made, any filling in of the leased area or any deposit of rock; earth; ballast; refuse; garbage; waste matter; chemical, biological or other toxic waste; hydrocarbons, any other pollutants; or other matter within such area except as approved in writing by the Lessor.

4.7   Regulations.   The Lessor shall  have the right to
regulate, under rules established by it, maintenance and design requirements of all improvements, rates of wharfage, dockage and other tolls to be imposed by the Lessee upon commerce for any of the purposes for which leased harbor areas may be used, and change such regulations and rates from time to time.

                        SECTION  5 REQUIREMENTS

5.1   Assignment and Sublease.   This lease, or any portion
thereof, may not be assigned, mortgaged, sublet or otherwise transferred without the prior written consent of the Lessor. In granting such consent the Lessor reserves the right to change the terms and conditions of this lease as it may affect the assignee. Further, if the Lessee is a corporation or partnership interest of the Lessee shall be transferred by sale assignment, bequest, inheritance, operations of law, or other disposition so as to result in a change in the present control of the corporation or partnership by the person or persons now owning a majority of the shares, or change in the holding of the corporate or partnership interest, the same shall constitute an assignment of this lease and as such shall require prior written consent of the Lessor.
Failure to obtain written approval of any assignment defined in this lease shall be grounds for cancellation.

5.2   Maintenance.   (1)  The Lessee, at its sole cost and
expense, shall at all times keep, or cause all improvements regardless of ownership to be kept, in as good condition and repair as originally constructed or as hereafter put, except for reasonable use.
                     (2)  The Lessee shall not allow debris
or refuse to accumulate on the leased premises, caused either by itself or any person on the premises. Failure to comply with this provision shall be cause to permit the Lessor to remove the debris and refuse and collect the cost of such removal from the Lessee and/or cancel this lease.

5.3   Condition of Premises and Liability.   (1)  The
premises have been inspected by the Lessee and are accepted in their present condition. The Lessee agrees to defend and hold Lessor harmless from any and all claims suffered, or alleged to be suffered on the premises, or arising out of operations on the premises.
(2) The Lessor, its employees and agents shall not be liable for any injury (including death) to any persons or for damage to any property regardless of how such injury or damage be caused, sustained or alleged to have been sustained by the Lessee or by others as a result of any condition (including existing or future defects in the premises) or occurrence (including failure or interruption of utility service) whatsoever related in any way to the premises and the areas adjacent thereto or related in any was to the Lessees use or occupancy of the premises and of areas adjacent thereto. The Lessee agrees to defend and to hold and save the Lessor harmless from all liability or expense (including expense of litigation) in connection with any such items of actual or alleged injury or damage. In addition, the Lessee shall, at its own expense, maintain proper liability insurance with a reputable insurance company or companies satisfactory to the Lessor in the minimum limits of $250,000 (per person) and $500,000 (per accident or occurrence) for bodily injury and death, and in the minimum limit of $250,000 (per accident) for property damage, and hereafter in such increased amounts as the parties may from time to time mutually agree upon, to indemnify both the Lessor and the Lessee against any such Liability or expense. The Lessor shall be named as additional insured, and shall be furnished with appropriate evidence to establish (1) that the Lessees insurance obligation as herein provided have been met, and (2) that the insurance policy or policies as herein provided are not subject to cancellation without at least ninety (90) days advance written notice to the Lessor. The Lessee shall furnish to the Lessor from time to time evidence of renewal of insurance as required.

5.4   Assessments.   the Lessee shall pay all the annual
payment on all assessment that may be legally charged, weather or not such assessment have been levied against the leasehold or the lessor by assessing agency.

5.5 Insolvency of the Lessee. If the lessee becomes insolvent, bankrupt, a receiver appointed, or his interest is transferred by operation of law, the Lessor may cancel this lease at its option. Insolvency as used herein, will mean the inability of the Lessee to meet obligations as they become due.


                           SECTION 6 MISCELLANEOUS

6.1 No Partnership. The Lessor is not a partner nor a joint venture with the Lessee in connection with the business carried on under this lease and shall have no obligation with respect to the Lessees debts or other liabilities

6.2   Non-Waiver.   Waiver by either party of strict
performance of any provision of this lease shall not be a waiver of, nor prejudice the partys right to require strict performance of the same provision or of any other provisions in the future.

6.3   Attorneys fees.   if suite or action is instituted in
connection with any controversy arising out of this lease, the prevailing party shall be entitled to recover, in addition to cost, such sum as the court may adjudge reasonable as attorneys fees/

6.4   Succession.   Subject to the limitations as stated in
paragraph 5.1 on transfer of the Lessees interest, this lease shall be binding upon, and insure to the benefit of the parties, there respective successors and assigns.

6.5   Notices.   Any notices required or permitted under
this lease shall be given when actually delivered or when deposited in the United States Mail addressed as follows: To the Lessor: Department of Natural Resources, Mail Stop QW-21, Olympia Washington 98504 To the Lessee: at the address given by the Lessee in the signature block, or as shown on later official documents of record with this lease.

6.6   Liens.
      (1) No person shall have the right to file or place any lien of any kind or character upon the land or improvements within the leasehold premises without the prior written consent of the Lessor.
      (2) In the event unauthorized liens or other charges are placed on the leasehold premises, including land or improvements, arising out of the Lessees actions directly or indirectly, the lessee shall immediately cause such liens or charges to be discharged. The Lessor may forthwith cancel this lease if the Lessee fails to discharge such liens or charges after ten days to do so by the Lessor. The Lessee shall pay indemnify the Lessor for all cost, damage or charge of whatsoever nature, including attorneys fees necessary to discharge such lien or charges, whether such cost, damage or charges are incurred prior or subsequent to any cancellation of this lease.

6.7   Default.   If the Lessee shall violate or default any
of the covenants and agreements contained herein, including the obligation to pay rent, then the Lessor may cancel this lease provided that the lessee has been notified of the violation or default thirty days prior to such cancellation and such violation or default has not been corrected within such time. In the event the Lessor elects to cancel this lease, all improvements located thereon shall become the property of the state of Washington.

6.8   Lessors Right to Cure Default.
       (1) If the Lessee fails to perform any requirement or obligations under this lease, the Lessor shall have the option to correct any default of this lease by the Lessee after thirty days written notice to the Lessee. All of the Lessors expenditures to correct the default shall be reimbursed by the Lessee on demand, with interest at the rate of one percent per month accrued from the date of expenditure by the Lessor.

       (2) In the event any violation or breach of the provision of this lease is causing damage to the leasehold premises or the Lessee is utilizing the Leasehold premises in a manner not permitted by the provisions of this lease, or in any case damages are occurring to the leasehold premises, the Lessor may immediately enter upon leasehold premises and take action as necessary to cease such damage or use. In the event the damage to the leasehold is the lessee shall be liable for all cost incurred by the Lessor if the Lessee acts to cure such damages. The Lessor, at its option may send notice to lessee of such violations and the Lessee shall immediately cease such use or violations and correct and remedy such violations.

6.9   Security.   The lessee shall furnish a surety bond in
such amount as may be determined by the lessor in accordance with title 79 RCW, as amended, as a guarantee of faithful performance of the conditions and terms prescribed in this lease. Security other than a surety bond may substituted if first approved in writing by the Lessor. The amount of the surety bond as of the date of this lease shall be $20.000.00.

6.10   Litigation.   in the event this lease, its terms. its
use its occupation or it in any way becomes a matter of litigation, the lessor shall be notified of such litigation within fifteen days after such litigation is begun. Failure to notify the Lessor of such action shall be cause for cancellation or termination of this lease.

The Lessee expressly agrees to all covenants herein, and binds himself for the payment hereinbefore specified.

      Executed this 18th day of February, 1987

                                       STATE OF WASHINGTON
                                       DEPARTMENT OF NATURAL
RESOURCES



                                          JAMES A. STERNS,
Supervisor


       Signed this 9th day of January, 1987

                                          TODD SHIPYARDS
CORPORATION


                                           C.H. Oddson-Asst.
Secy.
                                              & Asst.
Treasure

                                           P.O. Box 3806
                                           Terminal Station
                                           Seattle, WA 98124

                              CERTIFICATE OF
                         CORPORATE ACKNOWLEDGEMENT



STATE OF Washington)
COUNTY OF King     )


         On this 9th day of Janurary, 1987, before me
personally appeared                   C.H. Oddson
 .
to me known to be the Asst. Secretary & Assistant Treasure
Of the Corporation that executed the within and foregoing instrument, Lease No. 22-090038, and acknowledged said instrument to be the free and voluntary act and deed of the corporation, for the use and purpose therein mentioned, and on oath stated that ( he was) (they were) authorized to execute said instrument.

        IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written cic Jackie A. Winkler
                              Notary Public in and for the
State of

                              Washington residing at

                              Seattle, Washington

                             CERTIFICATE OF
                        DEPARTMENTAL ACKNOWLEDGMENT

STATE OF WASHINGTON    )
                       )
COUNTY OF THURSTON     )


            On this 18th day of February, 1987, before me personally appeared James A. Stearns, to me known to be the Supervisor of the Department of Natural Resources that executed the within and foregoing instrument, No 22-090038, and he acknowledged said instrument to be the free and voluntary act and deed of the department for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

                                  Ann M. Reiter
                                  Notary Public in and for
the State of

                                  Washington  residing at
                                  Olympia